Exhibit 3.5

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTERACTIVE HEALTH, INC.

        The undersigned, for the purpose of restating the Certificate of Incorporation of Interactive Health, Inc., a Delaware corporation (the"Corporation") does hereby certify that:

  1.
  The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 30, 2003 and the name under which it originally incorporated was IH Acquisition Corp. Certificates of Amendment to this Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on August 22, 2003 and March 3, 2004.

  2.
  This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 228, 242 and 245 of the Delaware General Corporation Law by the Board of Directors and the stockholders of the Corporation.

  3.
  The Certificate of Incorporation of the Corporation is hereby restated in its entirety as follows:

ARTICLE I
NAME OF CORPORATION

The name of this corporation is:

INTERACTIVE HEALTH, INC.

ARTICLE II
REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Suite 1B, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware Code").

ARTICLE IV
STOCK

        Section 4.1 Authorized Stock. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have authority to issue is 207,000,000; the total number of shares of Preferred Stock shall be 7,000,000 and each such share shall have a par value of $0.001; and the total number of shares of Common Stock shall be 200,000,000 and each such share shall have a par value of $0.001.

        Section 4.2 Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

        Section 4.3 Common Stock. The Common Stock may be issued as a class, without series, or if so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be expressly designated by a distinguishing number, letter or title prior to the issuance of any shares thereof. The Common Stock, and each series thereof, may have such voting powers, full or limited, including the right to have more or less than one vote per share, or no voting powers, and such designations, preferences, dividend rights and other special rights, qualifications, limitations and restrictions as shall be stated and expressed in the resolution or resolutions of the board of directors providing for the issuance of such Common Stock.

        Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, there hereby is expressly granted to the Board of Directors authority to fix or alter the dividend rights, dividend rates, dividend preferences and participations, conversion or exchange rights, voting rights and any and all other special rights, qualifications, limitations on and restrictions of the Common Stock and any wholly unissued series thereof, and the number of shares constituting any series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. If the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Notwithstanding the foregoing, the Board of Directors shall have no power to alter the rights of any presently outstanding Common Stock.

ARTICLE V
BOARD POWER REGARDING BYLAWS

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation. Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Corporation, voting together as a single class.

ARTICLE VI
BOARD OF DIRECTORS

        Section 6.1 Number. Except as otherwise fixed by or pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors in certain circumstances, the Board of Directors shall consist of not fewer than 5 nor more than 9 directors, the exact number to be determined from time to time by resolution adopted by affirmative vote of a majority of the directors then in office.

        Section 6.2 Classification.

          (a)   The directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be divided into three classes as nearly equal in size as is practicable. The term of office of Class I directors shall expire at the Corporation's first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of office of Class II directors shall expire at the Corporation's second annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation and the term of office of Class III directors shall expire at the Corporation's third annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders, commencing with the first annual meeting following the effectiveness of this Amended and Restated Certificate of Incorporation, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Each director shall hold office until the expiration of such director's term as specified herein and until his or her successor shall have been duly elected and qualified, or until such director's earlier death, disqualification, resignation or removal. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of office of that class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

          (b)   Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause as determined by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          (c)   During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, disqualification, resignation or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

        Section 6.3 Powers. Except as otherwise expressly provided by the Delaware Code or this Amended and Restated Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

        Section 6.4 Election.

          (a)   Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

          (b)   Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VII
LIABILITY AND INDEMNIFICATION

        Section 7.1 No Personal Liability. To the fullest extent permitted by the Delaware Code as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        Section 7.2 Indemnification. The Corporation shall indemnify and advance indemnification expenses to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. The Corporation shall, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such director, officer or employee against any liability which may be asserted against him or her and may enter contracts providing for the indemnification of any such person to the fullest extent permitted by law.

        Section 7.3 Amendment or Repeal. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE VIII
CORPORATE POWER

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE IX
CREDITOR COMPROMISE OR ARRANGEMENT

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X
CONSTITUENCIES TO BE CONSIDERED

        The Board of Directors, when evaluating any proposed transaction that would result in a person or entity becoming an Interested Stockholder or an Interested Stockholder increasing his ownership of capital stock of the corporation, or any transaction or any proposed transaction with another party which would constitute a Business Combination if the other party to the transaction were an Interested Stockholder, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation: (i) a comparison of the proposed consideration to be received by stockholders in relation to the Corporation's then-current market price of its capital stock and its estimated current value in a freely negotiated transaction and the Corporation's estimated future value as an independent entity, (ii) the independence and integrity of the corporation's operations and (iii) the social, economic and environmental effects on the stockholders, employees, customers, suppliers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located or which they serve. Capitalized terms used in this Article X shall have the meanings ascribed to them in Section 203 of the Delaware Code.

ARTICLE XI
CALL OF SPECIAL MEETING OF STOCKHOLDERS

        Special meetings of the stockholders of the corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of Directors, the President or a majority of the members of the Board of Directors, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of the stockholders may be called by any other person or persons specified in any provisions of any certificate filed under Section 151(g) of the Delaware Code (or its successor statute as in effect from time to time hereunder), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

ARTICLE XII
STOCKHOLDER ACTION BY WRITTEN CONSENT

        Any election of directors or other action by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders and may not be effected by written consent without a meeting.

ARTICLE XIII
AMENDMENTS TO CERTIFICATE OF INCORPORATION OR BYLAWS

        Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, the provisions set forth in this Article XIII and in Articles V, VI, VII, VIII, XI, and XII may not be repealed, amended or otherwise modified, directly or indirectly, in any respect (whether by amendment of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or otherwise); provided, however, that any of the foregoing Articles may be repealed or amended in any respect if such repeal or amendment is approved by such vote as may be required under applicable law and in addition thereto by the affirmative vote of the holders, voting together as a single class, of not less than 66 2/3% of the total outstanding voting power of the securities of the Corporation which are then entitled to vote in the ordinary election of directors of the Corporation.

ARTICLE XIV
EXISTENCE

        The Corporation shall have perpetual existence.

        IN WITNESS WHEREOF, Interactive Health, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and Chief Operating Officer this    day of February 2005.

INTERACTIVE HEALTH, INC.
By:
Name:	Craig P. Womack
Title:	Chief Executive Officer and Chief Operating Officer